As filed with the Securities and Exchange Commission on March 10, 2003

REGISTRATION NO. 333 - ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Its Charter)

                                                                   Delaware                                                                                          84 -1178691
                                                 (State or other jurisdiction                                                              (I.R.S. Employer Identification No.)
                                                  of incorporation or organization)

750 Lexington Avenue, 20th Floor
New York, New York 10022-1200
(212) 750-7766
(Address, Including Zip Code of Principal Executive Offices)

2002 Stock Option Plan
Individual Non-Qualified Stock Option Agreements
(Full Titles of the Plans)

Mr. Dean M. Leavitt, Chief Executive Officer
U.S. Wireless Data, Inc.
750 Lexington Avenue, 20th Floor
New York, New York 10022-1200
(212) 750-7766
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

with a copy to:
Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
666 Third Avenue
New York, New York 10017
(212) 935-3000

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	3,500,000	$0	.24(2)	$ 840,000.00	$ 67.96
Common Stock, $0.01 par value	884,886	$0	.66(3)	$ 584,024.76	$ 47.24
	4,384,886 shares			$1,424,024.76	$115.20

(1)

The number of shares of common stock, $0.01 par value ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options under the 2002 Stock Option Plan and upon the exercise of non-qualified stock options that have been granted pursuant to individual Non-Qualified Stock Option Agreements (the “Stock Option Agreements”). The maximum number of shares that may be sold upon the exercise of such options are subject to adjustment in accordance with certain anti-dilution and other provisions of the 2002 Stock Option Plan and the Stock Option Agreements. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: the fee is calculated on the basis of the high and low prices of the Common Stock on the Over the Counter Bulletin Board as of March 3, 2003.

(3)	The fee is calculated upon the basis of the price at which the options may be exercised.

EXPLANATORY NOTE

This Registration Statement relates, in part, to the registration of 4,384,886 shares of Common Stock, $0.01 par value per share, of U.S. Wireless Data, Inc., authorized for issuance under and upon the exercise of the options that have been or may hereafter be granted pursuant to the 2002 Stock Option Plan and the Stock Option Agreements, and the filing of a resale prospectus with respect to certain of those shares that are held by affiliates of U.S. Wireless Data. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8, for offers of Common Stock pursuant to the 2002 Stock Option Plan and the Stock Option Agreements. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under the 2002 Stock Option Plan and the Stock Option Agreements.

Description of Non-Qualified Stock Option Agreements

Certain directors, officers, employees and consultants of U.S. Wireless Data were issued non-qualified stock options pursuant to certain Stock Option Agreements upon the terms set forth below:

Grant Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying the Stock Options
10/24/02	10/24/07	0.66	150,000
10/24/02	10/24/07	0.66	112,500
10/24/02	10/24/07	0.66	112,500
10/24/02	10/24/07	0.66	62,400
10/24/02	10/24/07	0.66	61,800
10/24/02	10/24/07	0.66	39,000
10/24/02	10/24/07	0.66	39,000
10/24/02	10/24/07	0.66	22,302
10/24/02	10/24/07	0.66	21,900
10/24/02	10/24/07	0.66	21,000
10/24/02	10/24/07	0.66	20,800
10/24/02	10/24/07	0.66	14,948
10/24/02	10/24/07	0.66	14,040
10/24/02	10/24/07	0.66	13,848
10/24/02	10/24/07	0.66	13,290
10/24/02	10/24/07	0.66	13,104
10/24/02	10/24/07	0.66	13,072
10/24/02	10/24/07	0.66	12,948
10/24/02	10/24/07	0.66	12,750
10/24/02	10/24/07	0.66	12,670
10/24/02	10/24/07	0.66	11,812
10/24/02	10/24/07	0.66	11,796
10/24/02	10/24/07	0.66	7,540
10/24/02	10/24/07	0.66	7,280
10/24/02	10/24/07	0.66	7,210
10/24/02	10/24/07	0.66	7,066
10/24/02	10/24/07	0.66	7,030
10/24/02	10/24/07	0.66	7,000
10/24/02	10/24/07	0.66	5,986
10/24/02	10/24/07	0.66	5,800
10/24/02	10/24/07	0.66	5,800
10/24/02	10/24/07	0.66	5,648
10/24/02	10/24/07	0.66	5,616
10/24/02	10/24/07	0.66	5,430

PROSPECTUS

U.S. Wireless Data, Inc.

4,384,886 Shares of Common Stock
$0.01 Par Value Per Share
issued or issuable pursuant to
the 2002 Stock Option Plan and
Individual Non-Qualified Stock Option Agreements

We have registered up to 4,384,886 shares of Common Stock, $0.01 par value per share, which is comprised of (i) 3,500,000 shares which may be sold upon the exercise of options that have been or may hereafter be granted pursuant to the 2002 Stock Option Plan, and (ii) 884,886 shares which may be sold upon the exercise of options that have been granted pursuant to certain individual Non-Qualified Stock Option Agreements. Of the 884,886 shares that may be sold upon the exercise of options under the individual Non-Qualified Stock Option Agreements, 437,400 shares may be sold by our stockholders identified herein. These persons are referred to in this prospectus as the “Selling Stockholders.” See “Selling Stockholders” on page 12 for information about these persons.

Some or all of the shares offered under this prospectus may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. These sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the shares if any of such broker-dealers (including underwriters) should purchase any shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the shares, except that the expenses of registering the shares and preparing and filing this Prospectus with the Securities and Exchange Commission, and of registering or qualifying the shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this prospectus, will be paid by us. See “Plan of Distribution” for more information about the sale of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

Our Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol USWE.OB.

On March 3, 2003, the closing price for our Common Stock, as reported by the Over-The-Counter Bulletin Board, was $0.24.

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THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS
INDICATED UNDER "RISK FACTORS" ON PAGE 4.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus is March 10, 2003.

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No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any Selling Stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.  20549 and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL  60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov. You may also obtain such information from the “Investor Information” section of our website at http://www.uswirelessdata.com. Information found on our website is not part of this prospectus.

We will provide without charge to each person, including beneficial owners, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to U.S. Wireless Data, Inc., 750 Lexington Avenue, 20th Floor, New York, New York 10022-1200. Our telephone number is (212) 750-7766.

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TABLE OF CONTENTS

PROSPECTUS	1
RISK FACTORS	4
THE COMPANY	11
SELLING STOCKHOLDERS	12
USE OF PROCEEDS	13
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	14
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	15

RISK FACTORS

An investment in the shares being offered by this prospectus involves a high degree of risk. In addition to the other information in this prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this prospectus. This prospectus contains and incorporates by reference forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under “Management’s Discussion and Analysis” in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2002 and our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002 and December 31, 2002. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements. U.S. Wireless Data is also subject to more general risks described in the Section “Special Note Regarding Forward Looking Statements” beginning on page 15.

We need additional capital.

Based on our current estimates of revenue levels, operating costs and other cash inflows and outlays, we do not believe we will have cash balances adequate for us to achieve positive cash flow from operations or achieve our business plan without a capital infusion within the next four to six months. Our concerns about capital may lead us to take additional steps to cut costs and, depending on whether we are successful in our efforts to raise additional capital, may require us to eliminate or curtail certain of our projects and take additional steps to conserve cash that may adversely affect our operations.

In connection with our efforts to raise capital, we have hired investment bankers. We are exploring a number of alternatives for raising additional capital, including debt or equity financings and strategic investments. Some of the alternatives that we are pursuing may be non-dilutive to existing shareholders. However, if we raise additional funds on an equity basis from other than a strategic partner, dilution to existing shareholders may occur, particularly in light of the “full ratchet” antidilution provisions of our Series C preferred stock and the related warrants. We cannot be certain whether additional capital will be available when needed, or on acceptable terms. If we are unable to obtain additional capital as needed, we may reduce the scope of our operations or cease operations, which will have a material adverse effect on our operations.

Phase out of Cellular Digital Packet Data (“CDPD”) data services by telecommunications carriers.

AT&T Wireless has announced that it intends to transition from its current CDPD data service to its next generation GPRS data service. Specifically, AT&T Wireless stated that, as of March 31, 2003, they will no longer activate any new accounts on CDPD, and that they intend to completely shutdown their CDPD network in June 2004. Currently, CDPD is supported by many carriers, including AT&T Wireless, Verizon, Alltel, Cingular, and Dobson Communications. Even though AT&T Wireless’ decision to withdraw its CDPD service will geographically diminish CDPD availability, the other carriers, although expected to eventually migrate to next generation service, have not announced any plans to shut down their CDPD networks. Our Synapse Adapter product is currently CDPD based, and certain third party products used on our service are also CDPD based. We are currently exploring our options with AT&T and others. Unless a viable alternative or migration path is provided to our current users of CDPD based services that may be adversely affected by any termination of carrier service, our results of operations could be adversely affected.

Third parties may sue us for infringement of their intellectual property rights. We may incur costs of defense and royalties or lose the right to use technology important to providing our products or services.

The telecommunications, hardware and software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, since in most countries patent applications are kept confidential until they publish (generally 18 months after filing) or they issue as a patent, there are pending patent applications in existence the substance of which are not presently known. As the advancement of technology and number of participants in our market increases, the possibility of an intellectual property claim against us could increase. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require us to enter into costly royalty arrangements, could divert management attention from administering our business and could preclude us from conducting our business. In this regard, in August 2002 we received a letter suggesting the CardMeter wireless taximeter technology may infringe on a third party’s existing patent. Similarly, we are aware that earlier this year a patent was issued to a third party relating to a cashless payment system with remote auditing capabilities for use in a vending machine. Although we do not believe we are infringing either of these patents, there can be no assurance that the owners of these patents or any other third party patents will not pursue a patent infringement claim against us or that such persons may not prevail in such claim.

We have never been profitable, and there is no assurance that we will generate significant revenues or profits in the future.

We have never been profitable and have incurred substantial losses and negative cash flow (assuming the positive cash flow from capital transactions are excluded) since our inception. We had an accumulated deficit of approximately $134 million at June 30, 2002 and $139 million at December 31, 2002, and had a net loss of $25.55 million and $19.26 million for the years ended June 30, 2002 and 2001, respectively, and a net loss of $5.2 million for the six months ended December 31, 2002. Our Synapse services and products are relatively new and there is no history upon which to judge their prospects. There is no assurance we will generate significant revenues from our services, products, or otherwise, or that we will ever become profitable. There can be no assurance that our services or products will gain market acceptance.

The success of our business plan is uncertain.

The success of our business plan, which is to concentrate on trying to develop a recurring revenue stream from customers’ use of our services, is dependent on our platforms being utilized by merchant acquirers, processors and independent sales organizations (“ISOs”) in sufficient quantities to generate profits. To date, the revenues generated from our products and services have been nominal. The failure to successfully implement our business plan would have a material adverse effect on our business, operating results and financial condition.

Antidilution provisions in our Series C preferred stock and warrants may hinder our financing efforts.

Our outstanding Series C preferred stock and the related warrants contain provisions pursuant to which they receive, subject to enumerated exceptions, “full ratchet” antidilution protection for the issuance of Common Stock and Common Stock equivalents at prices below the conversion price of the Series C Preferred Stock and the exercise price of the warrants, which in both cases, is $6.00 per share. For example, if we issued Common Stock in a financing for $1.00 per share, the conversion and exercise prices of the Series C preferred stock and the warrants would be reduced from $6.00 per share to $1.00 per share and the securities would become convertible into six times the current number of shares of Common Stock with regard to the Series C preferred stock. Although the antidilution provision may be waived by the holders of a majority of such securities, in light of the current market price of our Common Stock, any financing without such a waiver would result in substantial dilution to the holders of our securities. In light of the substantial impediment to financing posed by the terms of the Series C preferred stock and warrants, we are considering the possibility of seeking a permanent waiver of such antidilution provisions in exchange for a substantial reduction in the conversion and exercise price of such securities. If we do so, such transaction could entail substantial dilution to the current holders of our securities.

Approximately 30% of our revenue for the year ended June 30, 2002 was generated from one customer and, accordingly, the loss of such customer could adversely affect our revenues.

For the fiscal year ended June 30, 2002, one customer accounted for approximately 30% of our revenues. Although we are seeking to broaden our client base, no assurance can be made that our efforts will be successful or that this current client will not continue to account for a large concentration of our revenues. If any one customer accounts for a significant portion of our revenues, the loss of such customer could adversely affect our business, operating results, and financial condition.

There is no assurance that the market will accept our systems.

We plan to generate our revenue from the sales of services and products relating to wireless credit card and other transaction processing. The market for providing this service is in the early stages of development and it is difficult to predict the rate at which this market will grow, if at all. Future competitors are likely to introduce services that compete with the services offered by us. Demand for these services could be affected by numerous factors outside of our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or services that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our services may not develop in a timely manner or may not be sustainable. Our success will likely depend on our ability to sell our services to merchant acquirers and ISOs, as well as an increase in the availability of terminals that interface with our platforms. New or increased competition may result in market saturation, more competitive pricing, or lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our services fails to grow, grows more slowly than anticipated, or becomes more competitive or if targeted customers do not accept our products and services even if a substantial market develops.

Component shortages or cost increases could curtail or adversely affect production.

From time to time, supply for key components in products lags behind worldwide demand. In the event that supply of a key material component is delayed or curtailed, or should our capital needs prevent us from ordering with sufficient lead time or the cost of such materials materially increase, our ability to ship the related product in desired quantities and in a cost effective and timely manner could be adversely affected.

We may not be able to protect our proprietary technology, which could enable others to more easily compete with us.

Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely on our patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. Our inability to protect our proprietary rights adequately would have a material adverse effect on our business. To that end, regarding our currently pending patent applications, there can be no assurance that a patent will issue on these applications either domestically or abroad or that patents will issue from any patent application filed by our licensors or us in the future or that the scope of any claims granted in any patent issued to us or issued to our licensors will provide meaningful proprietary protection or a competitive advantage to us. There can be no assurance that the validity or enforceability of patents issued or licensed to us will not be challenged by others or, if challenged, will be upheld by a court. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to us. Regarding our pending service marks, there is no assurance that we will be able to secure significant protection for these marks.

The agreements we have entered into with our employees, consultants, customers, partners and others generally include confidentiality and non-disclosure provisions, and limit access to and distribution of our documentation and other proprietary information. There can be no assurance that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.

Accordingly, notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our technology is difficult. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, operating results, and financial condition.

Unanticipated delays in product schedules could affect product demand.

The process of developing new high-technology products and services is complex and often uncertain. Successful product transitions and deployment of new products requires accurate predictions of the product development schedule as well as volumes, product mix, customer demand, and configuration. We may also anticipate demand and perceived market acceptance that differ from a product’s realizable customer demand and revenue stream. Further, in the face of intense competition in the industry, any delay in a new product rollout could decrease any advantage we may have to be the first to market. A failure on our part to carry out a product rollout in the time frame anticipated and in quantities appropriately matching current customer demand could directly affect the overall future demand for the product and the profitability of our operations.

Our services rely on an emerging infrastructure that could encounter capacity constraints or system failures, which could adversely affect our reputation and market acceptance of our product.

We utilize a variety of technologies, infrastructures, and products in providing our services, including wireless networks, dedicated lines, web servers, Internet information servers, local area networks, data storage devices and proprietary applications. If these systems experience difficulties, capacity constraints or service interruptions, it could have a detrimental impact on our business, operating results, and financial condition.

The satisfactory performance, reliability, and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

Any system interruptions or quality defects would reduce the quantity and/or quality of services rendered and the attractiveness of our product offerings, and would have a material adverse effect on our reputation, business, operating results, and financial condition.

We are dependent on outside parties for our communications infrastructure.

Our ability to retain and attract merchant acquiring banks, ISOs and card processors to our products and services is dependent upon, among other things, the performance of cellular, digital wireless and landline communication networks and credit card processing networks used by us. Any system or network failure that causes interruption or slower response time of our services could result in reduced usage and could reduce the attractiveness of our offerings to consumers. Additionally, the telecommunications industry is currently experiencing a period of uncertainty and rationalization.

The recent growth in cellular and digital wireless traffic has caused periods of decreased performance requiring wireless providers to upgrade and expand their infrastructures.

If wireless usage continues to increase rapidly, the wireless infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire wireless network. Many companies in that industry are in financial distress. To the extent we rely on such companies, we may be negatively impacted by the general economic environment and by the difficulties impacting that industry.

We will have to keep pace with new products and rapid technological change in order to remain competitive in the marketplace.

Our future success will depend upon our ability to keep pace with technological developments, respond to evolving merchant demands and adopt new industry standards, including “next generation” wireless data services. Failure to anticipate or respond adequately to new industry standards, technological developments or significant delays in product development could damage our potential position in the marketplace, make our existing products or products under development obsolete or unmarketable, and could result in less revenue or an inability to generate profits. With our current financial and technical resources, we may not be able to develop or market new services or enhancements to our existing service offerings. It is possible that we could experience significant delays in these endeavors. Any failure to successfully develop and market services and service enhancements could have a material adverse effect on our business, operating results, and financial condition.

We face potential competition and pricing pressures from larger, well financed, and recognized companies and we may not be able to compete successfully if such potential competitors enter the market.

The market for our products and services is highly competitive, including pressure to maintain competitive pricing structures for credit card processing services. We have identified potential competitors that may be logical candidates to develop similar products and services. Barriers to entry in our business are relatively insubstantial and companies with substantially greater financial, technical, marketing, manufacturing, and human resources, as well as those with far greater name recognition than us, may attempt to enter the market. We believe that our ability to compete depends on brand recognition, price, distribution channels, and quality of service. There can be no assurance that we will be able to compete successfully in the market.

We depend on recruiting and retaining key management and technical personnel and we may not be able to develop new services or support existing services if we cannot hire or retain qualified employees.

Our success depends to a large degree upon the skills of our senior management team and current key employees. We depend particularly upon Dean M. Leavitt, our Chief Executive Officer. We have an employment agreement with Mr. Leavitt and with certain of our other employees. We do not maintain key person life insurance for any of our officers or key employees other than Mr. Leavitt. The loss of any of our key executives or employees, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results, and financial condition. Because of the technical nature of our services and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries may be intense at times and finding qualified personnel with experience in both industries may be even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it may be difficult to hire and retain these persons.

We might not be able to manage our growth.

We anticipate a period of significant growth and the resulting strain on our managerial, operational, financial, and other resources could be significant. Success in managing this expansion and growth will depend, in part, upon the ability of senior management to manage our growth effectively. Any failure to manage our growth and expansion could have a material adverse effect on our business, operating results and financial condition.

In addition to managing our company-wide growth, we must continue to develop and expand our systems and operations to accommodate expected growth in the use of our products and services. Due to the limited deployment of some of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless transaction service as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

Our use of wireless, wireline, and Internet technologies could pose security issues regarding data transmission and reporting.

Utilization of our products and services involves the transmission of payment transactions via wireless or wired networks and our servers from the merchant’s device to the payment processor and back. Data transmitted wirelessly is transmitted in an encrypted format through secure channels. The reporting and utility functions accessible via the Internet are designed with a variety of security precautions, and the end-user’s card number is not contained in the database accessible via the Internet. However, a significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our users’ personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

We may be subject to liability for transmitting information, and our insurance coverage may be inadequate to protect us from this liability.

We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Because our business is not currently diversified, if our wireless payment transaction delivery processing business does not succeed, our business may fail.

We are currently in the payment transaction services industry, and accordingly, there is no diverse portfolio of products or services on which to rely if our systems fail. If our systems fail, we would fail unless we develop new products or services and a new business plan.

Our business is dependent on our relationship with wireless and wireline carriers.

A significant aspect of our strategy is to be able to market our products and services as working with all major wireless protocols. Our business depends, in part, on our ability to purchase sufficient capacity from the wireless and wireline carriers and the security and reliability of their systems. If our current arrangements with wireless and wireline carriers are terminated, if we are unable to enter into arrangements with any new carriers, or if the terms of our arrangements are altered or prices are increased, it may have a material adverse effect on our business, operating results and financial condition. Additionally, these carriers may develop or employ new technologies, or implement new industry standards (including “next generation” wireless services) that may require us to pay additional fees for such services or prevent us from employing the services of these carriers which would have a material adverse effect on our business, operating results, and financial condition.

The benefits derived from any acquisition or strategic alliance may be less than the price we pay and may result in excessive expenses if we do not successfully integrate them. The costs and management resources we expend in connection with such integrations may exceed our expectations.

Acquisitions and strategic alliances may have a significant impact on our business, financial condition, and results of operations. The value of acquisitions may be less than the amount we pay for them if there is:

° A decline of their position in the respective markets; or
° A decline in general of the markets they serve.

The expenses associated with these transactions may be greater and their revenue may be smaller than expected if:

° We fail to assimilate any acquired assets with our pre-existing business;
° We lose key employees of these companies or ours as a result of acquisitions;
° Our management's attention is diverted by other business concerns; or
° We assume unanticipated liabilities related to any acquired assets.

In addition, the companies we may acquire may be subject to the other business risks we describe in this section, which may adversely impact such business. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain if we make any acquisitions.

We may be adversely impacted by government regulation, including regulation of the wireless infrastructure and the Internet.

We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to business in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business, operating results, and financial condition by increasing our costs and administrative expenses. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection, and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results, and financial condition.

We face risks relating to general economic conditions.

We face risks related to general economic and market conditions, including the potential impact of the status of the economy. Any negative general economic conditions could have a material adverse effect on our business, operating results and financial condition.

The market for our stock could suffer because there may be too many available shares.

We had 17,626,276 total shares of Common Stock outstanding as of March 3, 2003. We have a substantial number of additional shares of Common Stock that are either presently outstanding or issuable upon conversion or exercise of other securities that were issued as “restricted securities,” most of which are currently saleable under SEC Rule 144. We are overdue with respect to our obligation to register Common Stock underlying the Series C preferred stock and related warrants sold in the private placement completed in May 2000. The sale of such securities may increase the number of shares traded in the market and may thereby adversely affect the market for our Common Stock.

Anti-takeover provisions.

Our Articles of Incorporation authorize the issuance of up to 25,000,000 shares of preferred stock. Our Board is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of our Articles of Incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control, may discourage bids for the Common Stock at a premium over the market price, and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. We are currently exploring various financings and, if successful, will issue additional shares of our preferred stock or Common Stock. In the current financing environment it is likely that such a financing would be for a new class of preferred stock. Under the Delaware Business Corporation Act, the Board of Directors of a Delaware corporation may issue rights, options, warrants or other convertible securities (hereinafter “rights”) entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the Board. The Board is free, subject to its fiduciary duties to stockholders, to structure the issuance or exercise of the rights in a manner which may exclude “significant stockholders,” as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing presently contained in our Articles of Incorporation prohibits the Board from using these types of rights in this manner.

We have never paid cash or Common Stock dividends and are unlikely to do so for the foreseeable future.

We have never paid cash or other dividends on our Common Stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends in the foreseeable future.

Volatility of Common Stock.

Our Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “USWE.” The trading volume of the Common Stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the fiscal years ended June 30, 2002 and 2001, the Common Stock traded at prices ranging from $0.52 to $5.46 and $1.01 to $10.00, respectively, and during the period July 1, 2002 through March 3, 2003, our Common Stock traded at prices ranging from $0.15 to $1.42. As a result of the limited and sporadic trading activity, the quoted price for the Common Stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

THE COMPANY

U.S. Wireless Data, Inc. (“USWD” or the “Company”) provides wireless transaction delivery and gateway services to the payments processing industry. Our customers include credit card processors, merchant acquirers, banks, automatic teller machine (“ATM”) distributors and their respective sales organizations, as well as certain businesses seeking new solutions to make it easier for their customers to buy their products or services. We offer these entities turnkey wireless and other transaction management services. We also provide those entities with proprietary wireless enabling products designed to allow for card acceptance where such acceptance has heretofore been too expensive or technologically unfeasible or to displace conventional telephone lines for speed, cost reduction or convenience. These services and products may be utilized by conventional card accepting retailers as well as emerging card accepting market segments such as vending machines, quick service restaurants (fast foods), taxis and limousines, in-home service providers, door-to-door sales, contractors, delivery services, sporting events, and outdoor markets. Our services and products may also be used for gathering telemetric information from remote equipment such as vending machines.

We connect merchants to credit card or other transaction processors using wireless technologies. We make it easy for the credit and debit card industries to deploy wireless solutions through a single source, our Synapse platform. We aggregate wireless network services, offering ubiquitous wireless coverage, and provide a single point of terminal management, customer support and transaction reporting. For strategically selected markets, we develop and deploy proprietary wireless hardware products designed to enable card acceptance at points-of-sale and non-conventional points-of-sale (such as vending machines and taximeters) with card acceptance. All of our efforts are aimed at providing the transaction processing industry with the speed, mobility, and cost savings of wireless and the ability to provide card acceptance to new market segments.

We have contracts with many of the industry’s resellers, including eight of the top 10 merchant acquirers as ranked in The Nilson Report. Our clients process the majority of all point-of-sale (“POS”) transaction activity in the United States and include: Bank of America, BuyPass, Cardservice International, CardSystems, Concord EFS, First Data Merchant Services, First Horizon, Global Payments, Heartland, Lynk Systems, MSI, National Processing Company, Paymentech, Vital, and many others.

SELLING STOCKHOLDERS

The Selling Stockholders are offering hereby shares which have been or may hereafter be acquired by them upon the exercise of non-qualified stock options that have been granted pursuant to certain individual Stock Option Agreements. The names of additional Selling Stockholders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this prospectus.

Heidi R. Goff is our President and Chief Operating Officer.

Dean M. Leavitt is our Chief Executive Officer and Chairman of the Board.

Charles I. Leone is our Executive Vice President, Chief Administrative Officer and Secretary.

Mark R. Shultz is our Vice President of Business Development.

The following table lists the Selling Stockholders and other information regarding the beneficial ownership of Common Stock by each of the Selling Stockholders as of March 3, 2003. As of March 3, 2003, there were 17,626,276 shares of Common Stock issued and outstanding.

Name	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered (2)	Number of Shares to be Beneficially Owned After Offering (3)	Percentage of Class to be Beneficially Owned After Offering
Heidi R. Goff	114,583	(4)	112,500	58,333	*
Dean M. Leavitt	2,434,577	(5)	150,000	2,359,576	12%
Charles I. Leone	238,250	(6)	112,500	182,000	1%
Mark R. Shultz	113,184	(7)	62,400	81,984	*

     * Less than 1% of the outstanding Common Stock.

_________________

(1)

Includes all shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options or warrants, including those non-qualified stock options granted pursuant to the Stock Option Agreements, within 60 days after the date hereof.

(2)

Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of those non-qualified stock options granted pursuant to the Stock Option Agreements and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of non-qualified stock options granted pursuant to the Stock Option Agreements, whether or not such right has yet become exercisable or will become exercisable within 60 days after the date hereof.

(3)

Includes shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options or warrants, other than those non-qualified stock options granted pursuant to the Stock Option Agreements, within 60 days after the date hereof. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Stockholder.

(4)

Represents 58,333 shares of Common Stock underlying options and 56,250 shares of Common Stock that the Selling Stockholder has the right to acquire through the exercise of non-qualified stock options granted pursuant to the Stock Option Agreements. Excludes 172,917 shares underlying options that will not become exercisable within 60 days of the date hereof.

(5)

Includes 1,343,750 shares that Mr. Leavitt has the right to acquire through the exercise of warrants to purchase Common Stock. Also includes (1) 41,667 shares of Common Stock issuable upon conversion of 25,000 shares of Series C Preferred Stock, (ii) 347,075 shares of Common Stock, (iii) 10,417 shares of Common Stock issuable upon the exercise of a warrant, and (iv) 691,668 shares of Common Stock underlying options, of which 75,001 represents shares of Common Stock that the Selling Stockholder has the right to acquire through the exercise of non-qualified stock options granted pursuant to the Stock Option Agreements. Excludes 383,332 shares underlying options that will not become exercisable within 60 days of the date hereof.

(6)

Includes 16,667 shares of Common Stock issuable upon conversion of 10,000 shares of Series C Preferred Stock and 4,167 shares of Common Stock issuable upon the exercise of a warrant. Also includes 217,416 shares of Common Stock underlying exercisable options, of which 56,250 represents shares of Common Stock that the Selling Stockholder has the right to acquire through the exercise of non-qualified stock options granted pursuant to the Stock Option Agreements. Excludes 125,584 shares underlying options that will not become exercisable within 60 days of the date hereof.

(7)

Includes 16,667 shares of Common Stock issuable upon conversion of 10,000 shares of Series C Preferred Stock and 4,167 shares of Common Stock issuable upon the exercise of a warrant. Also includes 92,350 shares of Common Stock underlying exercisable options, of which 31,200 represents shares of Common Stock that the Selling Stockholder has the right to acquire through the exercise of non-qualified stock options granted pursuant to the Stock Option Agreements. Excludes 69,275 shares underlying options that will not become exercisable within 60 days of the date hereof.

USE OF PROCEEDS

We are unable to predict the time, if ever, when options will be exercised. Therefore, we are unable to estimate the net proceeds from any such exercises. Moreover, the non-qualified stock options granted under the Stock Option Agreements permit certain methods of exercising options which would not result in us receiving any cash proceeds. Accordingly, the proceeds from the exercise of options, if any, have not been allocated for any particular purpose. We will not receive any proceeds from the subsequent sale of shares by the Selling Stockholders.

PLAN OF DISTRIBUTION

The shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act may be sold under Rule 144 or Rule 701 rather than pursuant to this Prospectus.

We may enter into customary agreements with the Selling Stockholders concerning indemnification and the provision of information in connection with the sale of the shares.

There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all the Common Stock covered by this prospectus.

The stockholders listed above under “Selling Stockholders,” and any other person with whom such Selling Stockholder is acting in concert for the purpose of selling securities of U.S. Wireless Data, may not sell by means of the prospectus more than the amount of securities, during any three-month period, specified in Rule 144(e) promulgated under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Members of the Mintz firm hold in the aggregate 19,791 shares of Common Stock underlying the Series C Preferred Stock and warrants, issued in the private placement completed in May 2000. Additionally, an affiliated entity of the Mintz firm holds an option to purchase 164,000 shares of Common Stock that is immediately exercisable at $.66 per share and expires on October 24, 2007.

EXPERTS

The consolidated financial statements of U.S. Wireless Data incorporated in this prospectus by reference from our Annual Report on Form 10-KSB/A for the year ended June 30, 2002 have been audited, with respect to the fiscal year ended June 30, 2002, by Deloitte & Touche LLP, independent auditors, and with respect to the fiscal year ended June 30, 2001, by M.R. Weiser & Co., independent auditors, as stated in each of their respective reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of each firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents that we filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2002.

(b)	Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002 and December 31, 2002.

(c)	Current Report on Form 8-K, dated September 30, 2002, as filed with SEC on October 1, 2002.

(d)	Current Report on Form 8-K, dated October 24, 2002, as filed with the SEC on October 28, 2002.

(e)	Proxy Statement for the Annual Meeting of Shareholders, dated October 26, 2002, as filed with the SEC on October 28, 2002.

(f)	Current Report on Form 8-K, dated November 14, 2002, as filed with the SEC on November 14, 2002.

(g)	Current Report on Form 8-K, dated February 14, 2003, as filed with the SEC on February 14, 2003.

(h)	Current Report on Form 8-K, dated February 25, 2003, as filed with the SEC on February 26, 2003.

(i)	Current Report on Form 8-K, dated February 25, 2003, as filed with the SEC on February 26, 2003.

(j)	The description of Common Stock contained in th Company’s Registration Statement on Form 8-A filed with the SEC on November 10, 1993.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference in this Prospectus and to be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements included or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements made in press releases and oral statements made by our officers, directors or employees acting on our behalf. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, market demand for our products, successful implementation of our products, competitive factors, the ability to manage our growth, the ability to recruit additional personnel and other factors referenced in this prospectus and in our filings with the Securities and Exchange Commission. In addition to statements which explicitly describe such risks and uncertainties, you are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “plans,” “anticipates” or “intends,” to be uncertain and forward-looking.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents that we filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2002.

(b)	Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002 and December 31, 2002.

(c)	Current Report on Form 8-K, dated September 30, 2002, as filed with SEC on October 1, 2002.

(d)	Current Report on Form 8-K, dated October 24, 2002, as filed with the SEC on October 28, 2002.

(e)	Proxy Statement for the Annual Meeting of Shareholders, dated October 26, 2002, as filed with the SEC on October 28, 2002

(f)	Current Report on Form 8-K, dated November 14, 2002, as filed with the SEC on November 14, 2002.

(g)	Current Report on Form 8-K, dated February 14, 2003, as filed with the SEC on February 14, 2003.

(h)	Current Report on Form 8-K, dated February 25, 2003, as filed with the SEC on February 26, 2003.

(i)	Current Report on Form 8-K, dated February 25, 2003, as filed with the SEC on February 26, 2003.

(j)	The description of Common Stock contained in th Company’s Registration Statement on Form 8-A filed with the SEC on November 10, 1993.

     All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Members of the Mintz firm hold in the aggregate 19,791 shares of Common Stock underlying the Series C Preferred Stock and warrants, issued in the private placement completed in May 2000. Additionally, an affiliated entity of the Mintz firm holds an option to purchase 164,000 shares of Common Stock that is immediately exercisable at $.66 per share and expires on October 24, 2007.

Item 6. Indemnification of Directors and Officers.

Consistent with section 145 of the Delaware General Corporation Law (“Delaware Law”), Article IX of our ByLaws provides that we shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as one of our officers or directors or present or past status as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he is serving in such capacity at our request, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We shall also indemnify any such person in connection with any action by or in the right of us provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests; except in such cases as involve gross negligence or willful misconduct in the performance of his duties. In addition, to the extent that any officer or director is successful in the defense of any such legal proceeding, we are required to indemnify him against expenses, including attorneys’ fees, that are actually and reasonably incurred by him in connection therewith. The By-Laws also contain a non-exclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with us, any By-Law, any vote of our stockholders or disinterested directors or otherwise.

Consistent with section 102(b) of the Delaware Law, Article Ninth of our Certificate of Incorporation provides that one of our directors shall not be liable to us or our stockholders for damages for breach of fiduciary duties as a director, subject to certain limitations. Article Ninth does not eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to us or our stockholders; (b) any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) any conduct that is the subject of section 174 of the Delaware Law; or (d) any transaction from which the director derived an improper personal benefit.

In addition, the Company has also entered into an indemnification agreement with Mr. Leavitt pursuant to which the Company has agreed to provide the broadest possible indemnification that is available under applicable law. The Company has also entered into an agreement with each of its executive officers to provide indemnification similar to that provided Mr. Leavitt.

We maintain directors and officers’ liability insurance for our directors and officers.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(3.1)

Certificate of Incorporation of the Registrant — Incorporated by reference from Exhibit 3.1 filed with our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000 (filed on EDGAR on November 14, 2000 – SEC Accession Number 0001021890-00-500031).

(3.2)

By-Laws of the Registrant — Incorporated by reference from Annex D to our Definitive Proxy Statement for Annual Meeting of Stockholders held on September 7, 2000 (filed on EDGAR on August 8, 2000 — Form Type DEFR14A — SEC Accession Number 000095 0116-00-001815).

(3.3)

Form of Common Stock Certificate — Incorporated by reference from Exhibit 3.3 filed with our Definitive Proxy Statement for Annual Meeting of Shareholders Held December 17, 2002 (filed on EDGAR on October 28, 2002 — Form Type DEFR14A – SEC Accession Number 0001021890- 02-000434).

(4.1)	Form of Non-Qualified Stock Option Agreement.*

(4.2)	Non-Qualified Stock Option issued to Heidi R. Goff as of October 24, 2002.*

(4.3)	Non-Qualified Stock Option issued to Dean M. Leavitt as of October 24, 2002.*

(4.4)	Non-Qualified Stock Option issued to Charles I. Leone as of October 24, 2002.*

(4.5)	Non-Qualified Stock Option issued to Mark R. Shultz as of October 24, 2002.*

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.*

(10.1)

2002 Stock Option Plan (Incorporated by reference from Appendix D filed with our Definitive Proxy Statement for Annual Meeting of Shareholders Held December 17, 2002 (filed on EDGAR on October 28, 2002 — Form Type DEFR14A – SEC Accession Number 0001021890-02-000434).

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).*

(23.2)	Consent of Deloitte & Touche LLP.*

(23.3)	Consent of M.R. Weiser & Co. LLP.*

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).*

_________________

     *Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant toSection 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on March 10, 2003.

U.S. WIRELESS DATA, INC. By /s/ Dean M. Leavitt Dean M. Leavitt Chief Executive Officer

Each person whose signature appears below constitutes and appoints Dean M. Leavitt and Adi Raviv and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of U.S. Wireless Data, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean M. Leavitt Dean M. Leavitt	Chief Executive Officer and Chairman of the Board	March 10, 2003

/s/ Adi Raviv Adi Raviv	Executive Vice President, Chief Financial Officer	March 10, 2003

/s/ Charles I. Leone Charles I. Leone	Executive Vice President, Chief Administrative Officer and Secretary	March 10, 2003

/s/ Barry A. Kaplan Barry A. Kaplan	Director	March 10, 2003

/s/ Amy L. Newmark Amy L. Newmark	Director	March 10, 2003

/s/ Chester N. Winter Chester N. Winter	Director	March 10, 2003

U.S. Wireless Data, Inc.

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT

Exhibit                          Description of Exhibit

(4.1)	Form of Non-Qualified Stock Option Agreement.

(4.2)	Non-Qualified Stock Option issued to Heidi R. Goff as of October 24, 2002.

(4.3)	Non-Qualified Stock Option issued to Dean M. Leavitt as of October 24, 2002.

(4.4)	Non-Qualified Stock Option issued to Charles I. Leone as of October 24, 2002.

(4.5)	Non-Qualified Stock Option issued to Mark R. Shultz as of October 24, 2002.

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of Deloitte & Touche LLP.

(23.3)	Consent of M.R. Weiser & Co. LLP.